SALOMON BROTHERS HIGH INCOME FUND INC

ARTICLES OF AMENDMENT


THIS IS TO CERTIFY THAT:

	FIRST: The charter of SALOMON BROTHERS HIGH INCOME FUND INC, a Maryland corporation (the Corporation), is hereby amended by deleting existing ARTICLE II in its entirety and substituting in lieu thereof a new Article to read as follows:

ARTICLE II

NAME

		The name of the corporation (which is
hereinafter called the
	Corporation) is:

			Western Asset High Income Fund Inc.

	SECOND: The amendment does not increase the authorized stock of the Corporation.

	THIRD: Pursuant to Section 2-605 (a) of the Maryland General Corporation Law, the amendment to the charter of the Corporation as hereinabove set forth has been duly approved by the Board of Directors of the Corporation as required by law.

	FOURTH:  The foregoing amendment to the charter of the
Corporation shall become effective at 9:00 a.m. on October 9,
2006

	FIFTH: The undersigned Chairman and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.




IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its

Assistant Secretary on this ____ day of September, 2006.


ATTEST:	SALOMON BROTHERS HIGH INCOME
FUND INC


________________________		By:__________________________
Robert M. Nelson,				R. Jay Gerken,
Assistant Secretary				Chairman and Chief
Executive Officer

082221-0040-02602-NY02.2515471.2